                                                                     EXHIBIT 4.5



                       CERTIFICATE OF DESIGNATION OF THE
                      CONVERTIBLE PREFERRED STOCK SERIES B
                         CHADMOORE WIRELESS GROUP, INC.


         The undersigned duly authorized officer of CHADMOORE WIRELESS GROUP, INC., a Company organized and existing under the Corporation Laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY:

         That the Certificate of Incorporation of the Company authorized the creation of up to forty million (40,000,000) shares of the Company's preferred stock (the "Preferred Stock"); and

         That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Articles of Incorporation of the Company, on December 9, 1997, the Board adopted a resolution creating Series B Preferred Stock consisting of Two Hundred Nineteen Thousand (219,000) shares of Preferred Stock, the preferences, limitations, and relative rights of which are set forth below:

         (a)     DESIGNATION AND RANK

         The designation of the series of Preferred Stock authorized by this resolution shall be Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall have a liquidation preference (the "Liquidation Preference") of Ten ($10) Dollars per share. The Series B Preferred Stock shall rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued, or outstanding, other than any classes or series of equity securities of the Company ranking on a parity with or senior to the Series B Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Company. The Series B Preferred Stock shall be junior to all previous Series of Preferred Stock as to both the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up of the Company, and shall be junior to all outstanding debt of the Company. The Series B Preferred Stock shall be subject to the creation of senior stock, parity stock and junior stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

         (b)     DIVIDEND PROVISIONS

                 (i) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Company) on the Common Stock of this Company, at a per share rate equal to eight (8%) percent per annum of the amount of the respective Liquidation Preference of the Series B as set forth in Section (a) hereof. The dividend shall be payable in cash or Common Stock at the option of the

Company and shall be calculated at the Conversion Price on the Conversion Date when converted or quarterly based upon the last day of each quarter with the valuation determined as if that was a Conversion Date.

                 (ii) Dividends on Series B Preferred Stock shall be cumulative.

         (c)     LIQUIDATION

                 1. GENERAL. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to stockholders, before any distribution or payment is made upon any Common Stock or any other stock ranking as to the distribution of assets upon liquidation, dissolution or winding up of the Company junior to the Series B Preferred Stock, an amount in cash equal to the amount of any accumulated but unpaid dividends plus the Liquidation Preference of the Series B Preferred Stock (collectively, the "Liquidation Value"), and shall not be entitled to any further payment. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of any share of Series B Preferred Stock. Neither the consolidation or merger of the Company into or with any other company or companies, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company for purposes hereof.

                 2. PARTIAL DISTRIBUTION OF ASSETS. If the amounts available for distribution with respect to the Series B Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock ranking on a parity with or senior to Series B may include accumulated dividends) to which they are entitled.

         (d)     CONVERSION.

                 1. GENERAL. Subject to the other provisions hereof including paragraph (e) herein, each share of the Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the later of January 1, 1998 or forty-five (45) days after the date of original issuance of such share into that number of shares of fully paid and nonassessable shares of Common Stock which is to be derived from dividing the Conversion Rate (as defined herein) by the Conversion Price (as defined herein);

                 For purposes of this Certificate, the Conversion Rate shall mean the Liquidation Preference of $10 per share of Series B Preferred Stock. For purposes hereof, the Conversion Price shall be determined as of the date the notice of conversion is received by the Company (the "Conversion Date") and shall be equal to the average closing bid price of the shares of Common Stock as quoted by Bloomberg, LP for the five (5) day trading period (the "Average Price") ending on the day prior to Conversion Date (the "Lookback Period"). If the difference between the Average Price and the current Market Price (defined as the closing bid price of the Common Stock on the day prior to the Conversion
Date) is greater than twenty (20%) percent, then the Lookback Period used to calculate the Average Price shall be increased to twenty (20) trading days. The closing bid price shall be deemed to be the reported last bid price regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the closing bid price as reported by NASDAQ or such other system then in use, or, if the Common Stock is not quoted by any such organization, the closing bid price in the over-the-counter market as furnished by the principal national securities exchange on which the Common Stock is traded.

                 In the event that the Common Stock issuable upon conversion of the Series B Preferred Stock is not delivered within five (5) business days of receipt by the Company of a valid Notice of Conversion and the Series B Preferred Stock to be converted is received within three (3) business days from the Conversion Date, the Company shall pay to the purchaser, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of the Series B Preferred Stock sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are not delivered, which liquidated damages shall run from the sixth business day after the Conversion Date. Any and all payments required pursuant to this paragraph shall be payable in shares of Common Stock and not in cash. The number of such shares shall be determined by dividing the total sum payable by the Conversion Price.

                 2. LIMITATIONS. The convertibility of the Series B Preferred Stock shall be restricted such that the portion of the Series B Preferred Stock which, if otherwise converted, would result in Subscriber or the Holder being deemed the beneficial owner, in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock, shall not be convertible.

                 3. MECHANICS OF CONVERSION. The holder of the Series B Preferred Stock shall exercise its right to convert the Series B Preferred Stock by telecopying an executed and completed notice of conversion to the Company and delivering the original notice of conversion and the certificate representing the Series B Preferred Stock to the Company by express courier within three (3) business days. Each business date on which a notice of conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will use its best efforts to transmit the certificates representing shares of Common Stock issuable upon conversion of any Series B Preferred Stock (together with the certificates representing the Series B Preferred Stock not so converted) to the holder via express courier, by electronic transfer or otherwise within five (5) business days after the Conversion Date if the Company has received the original notice of conversion and Series B Preferred Stock certificate being so converted by such date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If certificates for Common Stock are not delivered within five (5) business days of actual receipt of a duly completed election to convert and the certificate to be converted is not recovered within three (3) business days, then the purchaser of the Series B Preferred Stock will be entitled to revoke the relevant notice of conversion by delivering a notice to such effect to the Company whereupon the Company and the purchaser shall each be restored to their respective positions immediately prior to the delivery of such notice of conversion.

                 4. ADJUSTMENT PROVISIONS. The number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

                          (i)     In case the Company shall (i) pay a dividend
on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series B Preferred Stock shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Series B Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

                          (ii)    Any adjustment in the numbers of shares of
Common Stock issuable hereunder otherwise required to be made by this Section
(d)(4) will not have to be made
if such adjustment would not require an increase or decrease in one percent (1%) or more in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. No adjustment in the Conversion Rate will be made for the issuance of shares of capital stock to directors, employees or independent contractors pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan.

                          (iii)   Whenever the number of shares of Common Stock
issuable upon the conversion of the Series B Preferred Stock is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of Series B Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

                 5. MERGERS, ETC. In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of a share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such shares of Series B Preferred Stock would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder (A) is not an entity with which the Company consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the Company merged into the Company or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section (d)(5) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the holders of shares of Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor Company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the holder of each share of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section (d)(5).

                 6. NO IMPAIRMENT. This Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment; provided, however, that the Company may reincorporate under the laws of Nevada; but provided, further, that the terms of such reincorporation shall cause the holders of the Series B Preferred Stock to receive replacement preferred stock with rights as substantially similar to those replaced as is reasonably possible under the laws of Nevada.

                 7. FRACTIONAL SHARES. Any fractional shares issuable upon conversion of the Series B Preferred Stock shall be rounded to the nearest whole share or, at the election of the Company, the Company shall pay the holder thereof an amount in cash equal to the closing bid price thereof. Whether or not fractional shares are issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is due at the time converting the Series B Preferred Stock to Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                 8. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to Section (d)(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B

Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and
(B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                 9. RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to satisfy the conversion rights hereunder, in addition to such other remedies as shall be available to the holder of Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 10. STATUS OF CONVERTED SHARES. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section (d) hereof, the shares so converted shall be canceled, and shall not be issuable by the Company, and shall have the status of authorized but unissued shares of Preferred Stock and may be reissued by the Company at anytime as shares of any series of Preferred Stock other than Series B Preferred Stock.

         (e)     REDEMPTION

                 1. PERMISSIVE REDEMPTION BY THE COMPANY. The Company has the right to redeem the Series B Preferred Stock, in whole or in part, in cash at Liquidation Preference of the Series B Preferred Stock plus accrued dividends at any time by thereafter providing thirty (30) days prior written notice to the holders of the Series B Preferred Stock. The Company shall, within two (2) days after the Redemption Date (which shall be defined as the thirtieth (30th) day after such notice is given), wire transfer the appropriate amount of funds into an escrow account. On the Redemption Date, the Holder's right to convert the Series B Preferred Stock shall terminate and be canceled immediately. In the event the Company does not wire transfer the appropriate amount of funds into the escrow account within the two (2) day period, then it shall have waived its right to redeem the Series B Preferred Stock at any time. In the event of any partial redemption, the Liquidation Preference of the Series B Preferred Stock shall be reduced by the amount of Liquidation Preference paid by the Company in respect of such redemption.

                 2. NOTICE OF REDEMPTION. Notice of any redemption, setting forth (i) the Redemption Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date, and (iv) a statement of or reference to the conversion right set forth in Section (d) hereof (including that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate on the of Redemption
Date), shall be mailed, postage prepaid, at least thirty (30) days prior to the Redemption Date to each holder of record of the Series B Preferred Stock to be redeemed at their address as the same shall appear on the books of the Company. If fewer than all the shares of the Series B Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares.

                 3. MECHANICS OF REDEMPTION. At any time up to the date immediately prior to the Redemption Date, the holders shall have the right to convert the Series B Preferred Stock into Common Stock as more fully provided in Section (d) hereof. Unless so converted, at the close of business on the Redemption Date, subject to the conditions described in paragraph (e)(1) herein, each share of Series B Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series B Preferred Stock, including the right to conversion shall cease without further action. Immediately following the Redemption Date, holders of the Series B Preferred Stock shall surrender their certificates at the office of the Company or any transfer agent therefor, duly endorsed and with signature guaranteed.

                 4. ADJUSTMENT OF CALL PRICE. The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price under Section (d)(4) hereof in the event of any stock dividend, stock split, combination of shares or similar event.

                 5. RETIRED SHARES. Shares of Series B Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, including by redemption in accordance with Section (e) hereof, shall after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any Series of Preferred Stock other than as shares of Series B Preferred Stock.

         (f)     NOTICES.

                 1. UPON THE COMPANY. Any notice pursuant to the terms thereof to be given or made by a holder of shares of Series B Preferred Stock to or upon the Company shall be sufficiently given or made if sent by facsimile or by mail, postage prepaid, addressed (until another address is sent by the Company to the holder) as follows:

                         Chadmoore Wireless Group, Inc.
                              4720 Polaris Street
                            Las Vegas, Nevada 89103

                 2. UPON SERIES B PREFERRED STOCK HOLDERS. Any notice pursuant to the terms hereof to be given or made by the Company to or upon any holder of shares of Series B Preferred Stock shall be sufficiently given or made if sent by mail, postage Prepaid, addressed (until another address is sent by the holder to the Company) to the address of such holder on the records of the Company.

                 IN WITNESS WHEREOF, Chadmoore Wireless Group, Inc., has caused this Certificate to be signed by its President, and attested to by its Secretary, this 9th day of December, 1997.

                                        CHADMOORE WIRELESS GROUP, INC.


                                        By: /s/ Robert W. Moore
                                           -------------------------------
                                           Robert W. Moore, President



Attest:


/s/ Jan S. Zwaik
-------------------------------
Jan S. Zwaik, Treasurer